EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bancshares of Florida, Inc.

We consent to the use of our report dated March 7, 2006, with respect to the consolidated balance sheet of Bancshares of Florida, Inc. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Hacker Johnson & Smith, P.A.
Fort Lauderdale, Florida

June 29, 2006